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                                                                   EXHIBIT 10.23

                                LICENSE AGREEMENT

         This Agreement is made and entered into as of the 1st day of January, 1998, by and between the OKLAHOMA MEDICAL RESEARCH FOUNDATION, an Oklahoma nonprofit corporation ("OMRF"), 825 N.E. 13th Street, Oklahoma City, Oklahoma 73104, and BRIDGE THERAPEUTIC PRODUCTS, INC., a corporation duly incorporated under the laws of New York ("Licensee"), and maintaining offices at 42 Main Street, Suite 178, Monsey, New York 10952.

Recitals

         A. OMRF owns rights in and to technology relating to thiazine dyes, especially including methylene blue, for in vitro inactivation of viruses in biological fluids, developed by Robert A. Floyd, et al., including the Licensed Technology further described and defined below.

         B. Licensee desires to obtain the right to utilize Licensed Technology in order to make, use and sell Licensed Products or Licensed Services (as defined below).

         NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions

         As used herein:

         1.1 "Licensed Patents" means United States Patent No. 5,571,666 issued November 5, 1996, for "Thiazine Dyes Used to Inactivate HIV in Biological Fluids," Robert A. Floyd and Raymond F. Schinazi, inventors, all divisionals, continuations, reissues, extensions and foreign counterparts of this patent and all patents which issue thereon.

         1.2 "Licensed Technology" means the Licensed Patents and all designs, technical information, know-how, knowledge, data, specifications, test results and other information (including designs, technical information, know-how, knowledge, data, specifications, test results and other information previously disclosed to Licensee) relating to the Licensed patents and known to OMRF on the date of this Agreement.

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         1.3 "Licensed Process" means any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in the country in which the process is practiced.

         1.4 "Licensed Product(s)" means any product or part of a product which:

         (a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in the country in which the product or part of a product is made, used or sold,

         (b) is manufactured using a Licensed Process, or

         (c) is used in a Licensed Process and has no substantial use except in a Licensed Process.

         1.5 "Licensed Territory" means the entire world.

         1.6 "Licensed Services" means services provided by utilizing a Licensed Process.

         1.7 "Sale"/"Sold" means the sale, transfer, exchange or other disposition of Licensed Products or Licensed Services whether by gift or otherwise, including but not by way of limitation, the use of Licensed Products and Licensed Services by Licensee or any other person. Sales of Licensed Products and of Licensed Services shall be deemed consummated upon the first to occur of:

         (a) receipt of payment from the purchaser;

         (b) delivery of Licensed Products to the purchaser or a common carrier at the risk of the purchaser;

         (c) provision of Licensed Services to the Purchaser;

         (d) release of Licensed Products from consignment;

         (e) if deemed sold by use, when first put to such use; or

         (f) if otherwise transferred, exchanged or disposed of whether by gift or otherwise when such transfer, exchange, gift or other disposition occurs.

         1.8 "Net Selling Price" of Licensed Products and of Licensed Services means the gross selling price to the purchaser and, if applicable, the value of all properties and services received in consideration of a Sale of Licensed Products or Licensed Services less only:


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         (a) customary trade, quantity, or cash discounts actually allowed and taken;

         (b) any freight or other transportation costs, insurance charges, duties and tariffs separately invoiced to and paid or reimbursed by the purchaser;

         (c) returns which are accepted by Licensee from unrelated purchasers in accordance with its normal practice and for which Licensee gives credit to such purchasers; and

         (d) sales or use taxes which Licensee is under a legal obligation to pay;

provided, however, that no deduction shall be made for any customs or similar duties imposed by any governmental agency in connection with the export or import of Licensed Products; and further provided, that where a Sale is deemed consummated by the gift, use or other disposition of Licensed Products or Licensed Services for other than a selling price stated in cash, the term "Net Selling Price" shall mean the average gross selling price billed by Licensee in consideration of the Sale of comparable Licensed Products or Licensed Services during the three (3) month period immediately preceding such Sale, without reduction of any kind.

         1.9 "Sublicensee Fee(s)" mean all fees, reimbursements, payments and transfers of value of any kind (without regard to how such are dominated) received by Licensee at any time from or on behalf of a sublicensee of, or transferee of rights in, the Licensed Technology (or any portion of the Licensed Technology) in respect of or in connection with such sublicense or transfer of rights and in addition to running royalties in the amounts specified under subparagraph 4.1(A)(b) of this Agreement. By way of elaboration but not limitation of the preceding sentence, the amounts specified in subparagraph 4.1(A)(b) of this Agreement are payable to OMRF by Licensee in respect of activities of sublicensees, and such amounts received by Licensee from a sublicensee shall not be considered Sublicensee Fees; however, all payments and transfers of value to Licensee by or on behalf of any sublicensee in excess of such running royalties shall be considered to be Sublicensee Fees.

         1.10 "Licensee's Auditors" means the independent certified or chartered accountants regularly employed by Licensee to audit its accounts and certify its financial statements.

         1.11 "Proprietary Information" is defined in paragraph 9.1 of this Agreement.

         1.12 "Required Consents" is defined in paragraph 13.3 of this Agreement.



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         1.13 "Agreement" means this Agreement including all Exhibits (if any)
attached to this Agreement together with any written amendments of any of the foregoing.

         1.14 "Field of Use" mean in vitro inactivation of viruses in biological fluids and does not include any in vivo activities of any kind.

         1.15 "Annual Minimum" is defined in paragraph 4.1(A)(c) of this Agreement.

         1.16 "FDA" means the United States Food and Drug Administration.

         1.17 "NDA" means an FDA new drug application.

         1.18 "PLA" means an FDA product license application (for a biological product).

         1.19 "PMA" means an FDA pre-market approval application (for a medical device).

         1.20 "Commercial Use" means the Sale by Licensee or one of its sublicensees of a Licensed Product or Licensed Service in an arms length transaction.

         1.21 "Qualified Financing" means the sale by Licensee of common or preferred stock of Licensee on terms and conditions satisfactory to the President of Licensee and the receipt by Licensee of net cash proceeds in consideration thereof equal to at least Five Million Dollars ($5,000,000).

         1.22 "Licensee's Preferred Stock" means 3% cumulative preferred stock of Licensee; all of which cumulative preferred stock shall be entitled to share equally in dividends, which shall accrue thereon at the rate of three percent (3%) per annum (without compounding), before any dividends or other distributions are made with respect to the common stock or any other equity of the Licensee, and such preferred stock dividends shall be payable upon redemption or shall be added to the preferred stock's value upon conversion to common stock. Upon liquidation or dissolution of Licensee, whether voluntary or involuntary, the holders of shares of such preferred stock shall be entitled to share equally among themselves in the assets of Licensee available for distribution to shareholders, and before any distribution is made with respect to any other stock, with each share of Licensee's Preferred Stock being entitled to receive up to the value per share at which it was issued to OMRF plus the amount of any accrued and unpaid dividends on that share through the date of distribution. Each holder of Licensee's Preferred Stock shall be entitled to one vote for each such share on all matters submitted to the shareholders.



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         1.23 "Redeemable or Convertible" shall mean, with respect to Licensee's
Preferred Stock, that, at the holder's election, such stock shall be either: (a) redeemable by Licensee for the value assigned to such stock when issued to OMRF plus all accrued dividends or (b) convertible into common stock of the Licensee at: (i) the price per share of common stock most recently used to issue such shares, if such conversion is before Licensee's common stock is publicly traded, or (ii) its fair market value, if such common stock is publicly traded.

2. Grant of License

         2.1 License. Subject to the license retained by OMRF in Paragraph 2.2 below and the other terms of this Agreement, OMRF hereby grants to Licensee the exclusive right and license to use the Licensed Technology within the Field of Use to make, have made, use, lease and sell Licensed Products and to practice the Licensed Processes and sell Licensed Services in the Licensed Territory during the term of this Agreement unless sooner terminated as provided in this Agreement.

         2.2 Retained License and Rights. OMRF retains on behalf of itself the perpetual, royalty-free right and license to practice the Licensed Technology within the Field of Use for research and educational purposes. OMRF retains all rights in and to the Licensed Technology outside the Field of Use.

         2.3 Sublicenses. Provided that written approval of OMRF (expressed by its President) is obtained in advance, which approval shall not reasonably be withheld, Licensee shall have the right to grant sublicenses under this Agreement.

         2.4 Sublicensee Obligations. All sublicenses granted by Licensee shall provide that the obligations to OMRF of Licensee under Sections 4, 5, 9, 11 and 12 of this Agreement shall be binding upon sublicensee as if it were a party to this Agreement, and a copy of those sections of this Agreement shall be attached to all sublicense agreements.

         2.5 Sublicense Copies and Reports. Licensee shall provide to OMRF (1) a copy of all sublicense agreements promptly after execution, and (2) annually, together with the report required in Paragraph 6.3 of this Agreement, copies of all reports received by Licensee from its sublicensees during the preceding twelve (12) month period.

         2.6 No Implied License. The license and right granted in this Agreement shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology not specifically identified in this Agreement as "Licensed Technology," nor shall it be construed to confer any rights outside the Field of Use or outside the Licensed Territory.



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         2.7 Government Assistance. Licensee acknowledges that if the Licensed
Technology or a portion thereof was developed with financial or other assistance from the United States of America, applicable statutes, regulations and Executive Orders of the United States of America, as they exist now or may in the future be amended or enacted, action by the United States Government or its agencies and institutional patent agreements may control, apply to or affect the license granted hereunder and any sublicenses granted hereunder. In the event any such future action by the United States Government or any of its agencies makes it illegal, impossible or impractical for OMRF to grant the right and license granted herein or to discharge its obligations under this Agreement, either OMRF or Licensee may terminate this Agreement immediately by notice to the other, but Licensee shall not have any right to return of any payments of any kind theretofore made by it to OMRF pursuant to this Agreement. Licensee acknowledges that it has received or has been afforded the opportunity to receive a copy of any applicable confirmatory license from OMRF to the government.

         2.8 Right of Negotiation. In the event OMRF determines that it desires to grant a license to practice the Licensed Technology for in vivo inactivation of viruses, OMRF shall so notify Licensee. If Licensee desires to obtain such a license and so notifies OMRF within thirty (30) days after receipt of such notice, OMRF shall negotiate with Licensee in good faith in an effort to enter into such a license. In the event Licensee does not notify OMRF of its interest in a license during such thirty-day period or no such license has been entered into with ninety (90) days after the date of Licensee's notice to OMRF of its interest in such a license, OMRF may negotiate with and grant one or more licenses to other parties on any terms to which it may agree.

3. Due Diligence

         3.1 Diligence.

         (a) Licensee shall exert all efforts necessary to achieve significant progress, by January 1, 1999, toward introduction and sale of Licensed Products and Licensed Services in commercially significant quantities in commercially significant countries. Such efforts shall include, for instance (and without limitation), (i) filing applications with cognizant governmental regulatory agencies or determining that such filings are not necessary, (ii) establishing production capabilities for, or establishing contractual relationships to procure, Licensed Products and Licensed Services, and (iii) establishing arrangements and relationships for distribution of Licensed Products and Licensed Services.



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         (b) Licensee shall use its best efforts throughout the term of this
Agreement to bring one or more Licensed Products or Licensed Services to market through a thorough, vigorous and diligent program for exploitation of the right and license granted in this Agreement and to create, supply and service in the Licensed Territory as extensive a market for Licensed Products or Licensed Services as is possible in order to maximize its sale of Licensed Products or Licensed Services.

         3.2 Business Plan and Annual Reports. In addition, Licensee shall deliver to OMRF no later than sixty (60) days after the date of this Agreement a business plan showing the amount of money, number and kind of personnel and time budgeted and planned for each phase of development of the Licensed Products or Licensed Processes and shall provide similar reports to OMRF annually with the report required under paragraph 6.3 of this Agreement.

4. Royalties, Payments and Reimbursement; Board Membership

         4.1 Amounts. In partial consideration of the right and license granted in the Agreement:

(A) Licensee shall pay to OMRF:

         (a) a license initiation fee in the amount of

                  (i) Fifty Thousand Dollars ($50,000), in cash, immediately upon execution of this Agreement; plus

                  (ii) Three Hundred Thousand Dollars ($300,000) plus interest compounded monthly at the rate of one and one-half percent (1.5%) per month, beginning January 1, 1998, which interest and principal amount of $300,000 shall be paid by Licensee to OMRF no later than ten days after receipt by Licensee of the proceeds of Licensee's next Qualified Financing; plus

         (b) a royalty equal to six percent (6%) of the Net Selling Price of the Licensed Products and Licensed Services Sold in the Licensed Territory by or for the Licensee and its sublicensees, which royalty shall be, or shall be reduced to, three percent (3%) of the Net Selling Price of the Licensed Products and Licensed Services Sold: (i) in a particular country, territory or possession, following expiration of all of the Licensed Patents in that country, territory or possession, and (ii) where there are no Licensed Patents; plus



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         (c) in the event that Licensee's total annual royalty payment to OMRF pursuant to the preceding subparagraph during the third calendar year following the year during which this Agreement becomes effective and each calendar year thereafter is less than the annual minimum royalty set forth opposite such year below (the "Annual Minimum"), a payment to OMRF together with the annual report required in Paragraph 6.3 of this Agreement equal to the difference between such Annual Minimum and the total royalties paid to OMRF for the preceding year pursuant to paragraph 4.1(b) above:

         Calendar Year                                          Annual Minimum
         -------------                                          --------------
         third                                                  $120,000
         fourth                                                 $150,000
         fifth and each and each subsequent year                $250,000; and

(B) Upon execution of this Agreement, Licensee shall transfer to OMRF a number of shares of convertible redeemable preferred stock of Licensee having value equal to Three Million Dollars ($3,000,000), which stock shall be redeemable and convertible into common stock of Licensee as fellows:

         (a) preferred stock having value equal to Five Hundred Thousand Dollars ($500,000) shall be Redeemable or Convertible on or after December 1, 1998; provided, however that if OMRF requests redemption, and such redemption will be materially detrimental to Licensee, upon request by Licensee, OMRF will defer its request for redemption for a period specified by Licensee, which period shall not exceed twelve (12 ) months after OMRF's original request; and

         (b) all remaining preferred stock owned by OMRF shall be Redeemable or Convertible on or after the earlier of December 1, 2001 or the date of Licensee's Initial Public Offering; plus

(C) Licensee shall pay to OMRF milestone payments in the amount set forth below opposite the date of each milestone:

                  Milestone                                  Payment
                  ---------                                  -------
    (a) filing of the first NDA, PLA or                     $250,000,
    PMA

    (b) approval by the FDA of the                       $500,000; plus
    first NDA, PLA or PMA

(D) Within ten (10) days after Licensee's receipt of each Sublicensee Fee, Licensee shall deliver to OMRF, in cash, a payment in respect of such Sublicensee Fee equal to twenty percent (20%) of: (a) all Sublicensee Fees received in cash or cash equivalents and (b) the fair market value of all Sublicensee Fees other than ones received by Licensee in cash or cash equivalents.



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         4.2 Non-cumulative Royalties. Royalties shall be payable by Licensee with respect to all of its or sublicensees' Sales except for resale of such products purchased from Licensor. Royalties shall not become payable at the time of sale, transfer or disposal among Licensee and its sublicensees, but shall become payable only when Licensee or its sublicensees sell such products to a third party, except where such sales to a third party are not contemplated, in which event royalties shall be payable by Licensee when such sale, transfer or disposal among Licensee and its sublicensees occurs.

         4.3 No Multiple Royalties. No multiple royalties shall be payable because any Licensed Product or Licensed Service is covered by more than one patent within the Licensed Patents.

         4.4 Deduction of Taxes. Any income or other tax which Licensee is required to withhold and pay on behalf of OMRF with respect to the royalties payable to OMRF under this Agreement shall be deducted from such royalties prior to remittance to OMRF; provided however, that in regard to any tax so deducted, Licensee shall give OMRF such assistance as may reasonably be necessary to enable OMRF to claim exemption therefrom and to obtain for Licensor the most favorable tax treatment legally possible. In each case Licensee shall furnish OMRF with proper evidence of the taxes so paid on its behalf.

         4.5 Board Membership. Licensee shall cause Dr. William G. Thurman to be nominated and elected to the Board of Directors of Licensee promptly following the date of this Agreement, and shall cause Dr. Thurman (or another person designated by OMRF to serve in his stead) to be re-elected during the term of this Agreement.

         4.6 Interest. Royalty and other payments required in this Agreement shall, if overdue, bear interest until payment at a par annum rate four percent (4%) above the prime rate in effect at the Chase Manhattan Bank, N.A., New York, New York, U.S.A., on the due date. The payment of such interest shall not foreclose OMRF from exercising any other rights it may have because any payment is late.

         4.7 Currency Conversion and Delivery. All payments required in this Agreement shall be paid in United States dollars, delivered in accordance with Paragraphs 6.2 and 13.1 of this Agreement or to such other place as OMRF may reasonably designate consistent with the applicable laws and regulations in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made at no expense to OMRF at the exchange rate prevailing at the Chase Manhattan Bank, N.A., New York, New York, U.S.A., on the last business day of the calendar quarterly reporting period to which such payment(s) relate.



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         4.8 No Royalties for Government Use. No royalty obligation shall arise under this Agreement due to use by, for or on behalf of the United States Govemment for government purposes if and to the extent a royalty-free license has been granted to the United States Government, provided the amount charged to the United States Government shall be reduced by the amount of the royalty otherwise due to OMRF due hereunder.

5. Records

         5.1 Records of Sales. Licensee shall at all times during the term of this Agreement and for a period of five (5) years after termination of this Agreement keep at its principal place of business true and accurate records of all Sales subject to Section 4 of this Agreement in such form and manner that all royalties owed hereunder to OMRF may be readily and accurately determined. Such records shall include, but not by way of limitation, all information necessary for Licensee's Auditors'to prepare the reports required by Section 6 of this Agreement.

           5.2 Inspection. OMRF shall have the right, from time to time, at reasonable times during normal business hours, during the period of this Agreement and for five years thereafter, to examine the records of Licensee for the purpose of verifying the amounts owed to OMRF hereunder and the accuracy of the reports furnished by Licensee and Licensee's Auditors under Section 6 of this Agreement. OMRF shall maintain the confidentiality of all confidential information obtained by it from examination of Licensee's records and shall use such information only for the purposes of this Agreement.

6. Reports

         6.1 Quarterly Reports. Licensee shall prepare and deliver to OMRF within thirty (30) days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement a true and accurate report, giving such particulars of the business conducted by Licensee and its sublicensees during the preceding three (3) month period as is required to calculate the royalties due OMRF hereunder. Such report shall include at least the following:

         (a) the total Net Selling Price of all Licensed Products and Licensed Services Sold by Licensee and its sublicensees during the preceding three (3) month period and for the calendar year to date;

         (b) the royalties owed to OMRF pursuant to Paragraph 4.1(A)(b) with respect to the preceding three month period and for the calendar year to date;

         (c) the names and address of all new sublicensees of Licensee since the previous report; and



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         (d) the total Net Selling Price of all Licensed Products and Licensed
         Services sold to the United States Government for which royalties are not due, if any.

         6.2 Payments. With each such report delivered, Licensee shall pay to OMRF all amounts due under this Agreement. If no payments are due, Licensee shall so report.

         6.3 Audit Report. Within ninety (90) days after the end of each whole or partial fiscal year of Licensee during the term of this Agreement, Licensee shall have its books and records relating to the Sale of Licensed Products and Licensed Services and royalties due under this Agreement audited by Licensee's Auditors and shall direct them to prepare and submit to OMRF certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet together with an operating statement together with an audit report stating:

         (a) the total Net Selling Price of all Licensed Products and Licensed Services Sold by Licensee and its sublicensees during such year; and

         (b) the amounts owed to OMRF pursuant to Paragraph 4.1 with respect to such year.

Such audit report shall be accompanied by a certification of Licensee's Auditors that they have conducted an examination, in accordance with generally accepted audit standards followed in the United States, of the books and records of Licensee relating to such audit report and, based upon such examination, they shall confirm the accuracy of such report.

7. Patent Prosecution

         7.1 OMRF shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the patents and patent applications, as the case may be, included within the Licensed Patents that are (a) specifically identified by patent number or application serial number in Paragraph 1.1 of this Agreement, or (b) timely identified or specified by Licensee by notice to OMRF. The prosecution and maintenance of all patent applications and patents within the Licensed Patents shall be the primary responsibility of OMRF; provided, however, that Licensee shall be afforded reasonable opportunities to advise OMRF and shall cooperate with OMRF in such prosecution and maintenance. Licensee shall reimburse OMRF for all out-of-pocket fees, costs and expenses paid or incurred by OMRF in filing, prosecuting and maintaining the Licensed Patents during the term of this Agreement, including all such fees, costs and expenses incurred in prosecuting and defending all actions (other than patent infringement actions) relating to the Licensed Patents (and the patent applications within the Licensed Patents) in patent offices and other fora anywhere in the Licensed Territory, including without limitation, opposition proceedings, interferences, public use proceedings, declaratory judgment actions, revocation proceedings, compulsory license proceedings and any other proceedings concerning validity, enforceability or practice of the Licensed Patents. Licensee shall deliver such reimbursement to OMRF (or, if OMRF requests, directly to OMRF's patent counsel) within thirty (30) days after OMRF (or OMRF's counsel) notifies Licensee from time to time of the amount of such fees, costs and expenses which have been paid or incurred by OMRF. In addition, OMRF shall promptly advise Licensee of the grant, lapse, revocation, surrender, of any threatened invalidation or of its intention to abandon any such patent, application or foreign counterpart.


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8. Patent Infringement

         8.1 Notice of Infringement. Licensee shall promptly notify OMRF of any alleged infringement of the Licensed Patents and of any available evidence of such infringement.

         8.2 Suit By OMRF. OMRF shall have the right, but shall not be obligated, to commence suit for any infringement of the Licensed Patents, and Licensee agrees that OMRF may cause Licensee to join it as a party to any such suit at no expense to Licensee. The total cost of any such infringement action commenced or defended solely by OMRF shall be borne by OMRF, and OMRF shall retain any recovery or damages awarded in such action.

         8.3 Suit By Licensee. If within six (6) months after notice by Licensee to OMRF of any alleged infringement, OMRF has been unsuccessful in persuading the alleged infringer to desist and has not brought an infringement action, or if OMRF notifies Licensee at any time of its intention not to bring suit against an alleged infringer, then and only then, Licensee shall have the right, but shall not be obligated, to commence suit for such infringement, and Licensee may, in such suit, use the name of OMRF as a party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the written consent of OMRF, which consent shall not be unreasonably withheld. Licensee shall indemnify OMRF against any order for costs or award of sanctions that may be made or entered against OMRF in such proceedings.

         8.4 Defense. In the event that a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any of the Licensed Patents shall be brought against OMRF, OMRF shall not have any obligation to defend such action; provided, however, that if OMRF determines at any time that it does not desire to defend such action, OMRF shall promptly so advise Licensee, and Licensee shall then have the right to defend such action on OMRF's behalf at Licensee's expense, in which event Licensee shall indemnify OMRF against any order for costs or award of sanctions that may be made or entered against OMRF in such proceedings. In the event that a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any of the Licensed Patents shall be brought against Licensee, OMRF, at its option, shall have the right, but shall not be obligated, within ninety (90) days after commencement of such action, to intervene and take over the sole responsibility for the defense of the action at its own expense.



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         8.5 Cooperation. In any suit either party may commence or defend pursuant to its rights under this Agreement in order to enforce or defend the validity or enforceability of the Licensed Patents, the other party shall, at the request and expense of the party initiating or defending such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

9. Confidentiality

         9.1 Maintenance of Confidentiality. Licensee will not, without the express written consent of OMRF in advance, for any reason or at any time either during or for a period of three years subsequent to the term of this Agreement except as otherwise provided in this paragraph, use (except in the course of practicing the licenses granted in this Agreement) or disclose (except as is necessary in the course of marketing and selling Licensed Products or Licensed Services, or obtaining governmental approval to do so, as contemplated in this Agreement) to any person (including without limitation any director, officer or employee of Licensee who is not under an obligation of confidentiality substantially similar to the obligation contained herein) the Licensed Technology or any other information relating to the Licensed Products or the Licensed Services (hereinafter referred to as the "Proprietary Information"). This obligation of non-use and non-disclosure shall not extend to Proprietary
Information:

         (a) which can be demonstrated by Licensee to have been within its legitimate possession prior to the time of disclosure by OMRF;

         (b) which was in the public domain prior to disclosure by OMRF, as evidenced by documents which were generally published prior tc such disclosure;

         (c) which, after disclosure by OMRF, comes into the public domain through no fault of Licensee; or

         (d) which is disclosed to Licensee by a third party having legitimate possession thereof and the unrestricted right to make such disclosure.



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         9.2 Prior Agreements. The provisions of this Agreement supersede and shall be substituted for any terms of any prior confidentiality agreement between Licensee and OMRF which are not consistent with this Agreement.

10. Term and Termination

         10.1 Duration. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence upon the date hereof and shall continue until the later of: (a) fifteen (15) years after the date of the first Commercial Use or (b) the date of expiration of the last to expire of the Licensed Patents.

         10.2 Termination. OMRF shall have the right to terminate this Agreement on the occurrence of any one or more of the following events:

         (a) failure of Licensee to make any payment required pursuant to this Agreement when due;

         (b) failure of Licensee to render reports to OMRF as required by this Agreement;

         (c) any assignment by Licensee of substantially all of its assets for the benefit of creditors;

         (d) placement of Licensee's assets in the hands of a receiver unless the receivership is dissolved within thirty (30) days thereafter; or

         (e) the breach by Licensee of any other term of this Agreement.

         10.3 Exercise. OMRF may exercise its right of termination by giving Licensee, its trustees or receivers or assigns, thirty (30) days prior written notice of OMRF's election to terminate. Upon the expiration of such period, this Agreement shall automatically terminate unless the other party has previously cured the breach or condition permitting termination under the preceding paragraph, in which case this Agreement shall not terminate. Such notice and termination shall not prejudice OMRF's rights to any royalties and other sums due hereunder and shall not prejudice any cause of action or claim of OMRF accrued or to accrue on account of any breach or default by Licensee.

         10.4 Failure to Enforce. The failure of OMRF at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or the right of OMRF thereafter to enforce each and every such provision.

         10.5 Termination by Licensee. Licensee may terminate this Agreement at any time by giving OMRF six months prior written notice of Licensee's election to terminate.

         10.6 Effect. In the event this Agreement is terminated for any reason whatsoever, Licensee shall not have any right to return of any payments of any kind theretofore made by it to OMRF pursuant to this Agreement, Licensee shall return, or at OMRF's direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models pertaining to the Licensed Technology, retaining no copies, and Licensee shall refrain from using or publishing any portion of the Licensed Technology as provided in Section 9 of this Agreement. Upon termination of this Agreement, Licensee shall cease manufacturing, processing, producing, using, selling or distributing Licensed Products and Licensed Services; provided, however, that Licensee may continue to sell in the ordinary course of business for a period of ninety (90) days reasonable quantities of Licensed Products which are fully manufactured and in Licensee's normal inventory at the date of termination if:

         (a) all monetary obligations of Licensee to OMRF have been satisfied and

         (b) royalties on such sales are paid to OMRF in the amounts and in the manner provided in this Agreement.

The provisions of Sections 9, 11 and 12 of this Agreement shall remain in full force and effect notwithstanding any termination of this Agreement.

11. Indemnification and Insurance

         11.1 Indemnification. Licensee shall defend, indemnify, and hold harmless OMRF and the University of Oklahoma and their officers, directors, trustees and employees and all of their heirs, executors, administrators and legal representatives ("Indemnitees") from and against any and all claims, demands, loss, liability, expense or damage (including investigative costs, court costs and attorneys' fees) Indemnitees may suffer, pay or incur as a result of claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason of or in connection with any and all personal injury, economic loss and property damage caused or alleged to be caused or contributed to in whole or in part by the manufacture, use, lease, sale or sublicense of Licensed Products or Licensed Services by Licensee. Licensee's obligations under this paragraph shall survive the expiration or termination of this agreement for any reason.

         11.2 Insurance. Without limiting Licensee's indemnity obligations under the preceding paragraph, Licensee represents that there is presently in force and agrees that it shall maintain throughout the term of this Agreement and for at least ten (10) years after its termination for any reason a liability insurance policy which:

         (a) Insures lndemnitees for all claims, demands and actions mentioned in the preceding paragraph of this agreement;

         (b) Includes a contractual endorsement providing coverage for all liability which may be incurred by lndemnitees in connection with this Agreement;

         (c) Requires the insurance carrier to provide OMRF with no less than thirty (30) days written notice of any change in the terms or coverage of the policy or its cancellation; and

         (d) Provides lndemnitees product liability coverage in an amount not less than $10,000,000 combined single limit for bodily injury and property damage liability, subject to a deductible of not more than $10,000 per occurrence.

         11.3 Notice of Claims. Licensee will promptly notify OMRF of all claims involving Products and will advise OMRF of the policy amounts that might be needed to defend and pay any such claims. In the event OMRF believes the sum of such policy amounts may exceed Licensee's total insurance coverage, OMRF may request and Licensee shall acquire additional coverage, not to exceed the amounts set forth in the preceding subparagraph of this Agreement, in order fully to protect OMRF as set forth above.

         11.4 Insurance After Termination. Licensee hereafter shall, during the term of this Agreement and for a period of ten (10) years after its termination for any reason, provide OMRF copies of liability policies which comply fully with this agreement. If Licensee fails at any time to maintain insurance as required in this Agreement, OMRF may (but shall be under no obligation to) purchase its own policy providing all or any of the coverage and recover from Licensee the cost thereof, which shall be payable on demand.

         11.5 Compliance with Securities Laws. Licensee represents that any sales of its securities that shall be affected subsequent to the date hereof shall only be made, and that any activities to raise funds with which Licensee will satisfy any of its obligations to OMRF hereunder will only be conducted, in compliance with all applicable laws, including without limitation all applicable federal, state or foreign securities laws. Licensee shall retain independent legal counsel to advise Licensee with respect to the liabilities and obligations arising out of, among other things, the raising of funds by Licensee to fund its payment obligations to OMRF hereunder and the offers or sales of securities by licensee. Such counsel shall be experienced and competent in corporate and securities matters such as the foregoing and shall be reasonably acceptable to OMRF. It is understood and agreed that current counsel to Licensee, Reid & Priest, LLP, are acceptable to OMRF.

         11.6 Indemnification by Licensee. Licensee shall indemnify and hold harmless Indemnitees against and with respect to all losses, damages, claims, liabilities or expenses (including reasonable attorneys' fees and expenses) incurred or sustained by any of them as a result of, or arising out of, any violation, breach or nonfulfillment on the part of Licensee of any representation, warranty, covenant or agreement made by Licensee pursuant to this Agreement. OMRF or other indemnified party hereunder shall notify in writing Licensee promptly after it or they acquire actual knowledge of any action or claim against it or them hereunder which may give rise to liability of Licensee pursuant to this paragraph. Licensee may, at its own expense, through legal counsel approved by OMRF, defend or settle any such claim or action, provided that Licensee posts security that is adequate in the reasonable discretion of OMRF to protect OMRF or the other indemnified party or parties and provided OMRF is notified in writing of Licensee's intent to do so defend within ten days after Licensee has been notified by OMRF or such other indemnified party of such claim or action.

         11.7 Contribution by Licensee. If the indemnification provided for in the immediately preceding paragraph is unavailable or insufficient to hold harmless an indemnified party in respect of any of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above, then Licensee shall contribute to the amount paid or payable by each such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by Licensee on the one hand and OMRF and any other indemnified parties on the other from the activities from which such losses, claims, damages or liabilities arose, as well as the relative fault of Licensee on the one hand and OMRF on the other in connection with the actions or inactions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.

12. Merchantability, Exclusion of Warranties, Limitation of Liability and Licensee's Warranties

         12.1 Warranty. Licensee possesses the expertise and skill in the technical areas in which the Licensed Products and Licensed Processes are involved necessary to make, and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Technology, Licensed Products and Licensed Processes.

         ACCORDINGLY, OMRF MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, LICENSED PROCESSES OR LICENSED SERVICES AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY OR COMMERCIAL APPLICATION OF THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, LICENSED PROCESSES AND LICENSED SERVICES.

         12.2 Limitation of Liability.

         OMRF SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY LICENSEE OR ANY OTHERS RESULTING FROM THE USE OF THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, LICENSED PROCESSES OR LICENSED SERVICES.

         12.3 Representations and Warranties of Licensee. Licensee hereby makes the following representations and warranties to Licensee, which representations and warranties, together with all other representations and warranties of Licensee in this Agreement, are true and correct on the date hereof:

         (a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         (b) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (a) violate or conflict with any provision of the Incorporation or By-laws of Licensee, as each may have been amended, (b) with or without the giving of notice or the lapse of time or both (i) result in a breach of, or violate, or be in conflict with or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required under, any security instrument, mortgage, note, debenture, indenture, loan, lease, contract, agreement or other instrument, to which Licensee is a party or by which it or any of its properties or assets may be bound or affected, or (ii) result in the loss or adverse modification of any lease, franchise, license or other contractual right or other authorization granted to or otherwise held by Licensee, (c) require the consent of any party to any such agreement or commitment to which Licensee is a party or by which any of its properties or assets are bound, (d) result in the creation or imposition of any lien, claim or encumbrance upon any property or assets of Licensee, (e) require any consent, approval, authorization, order, filing, registration or qualification of or with any court or governmental authority or arbitrator to which Licensee is subject or by which any of its properties or assets may be bound or affected.

         (c) All action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly taken, and this Agreement constitutes the valid and binding obligation of Licensee enforceable in accordance with its terms.

         (d) There are no claims (relating to patent infringement or any other matters), actions, suits, proceedings, arbitrations or investigations pending or, to the best of Licensee's knowledge, threatened, against Licensee which if adversely determined would adversely affect the Licensed Technology (or the patentability thereof) or other technology practiced by Licensee, or Licensee's ability to enter into or carry out this Agreement or use or license Licensed Technology.

13. Miscellaneous and General

         13.1 Export Controls. Licensee acknowledges that OMRF is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and that its obligations hereunder are contingent on compliance with all applicable United States export and other laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. OMRF neither represents that a license shall not be required nor that, if required, it shall be issued.

         13.2 Legal Compliance. Licensee agrees that it will comply with all applicable laws and regulations relating to its manufacture, processing, production, use, advertisement, marketing, sale and distribution of Licensed Products and Licensed Services and that it will not at any time take any action which would cause OMRF or Licensee to be in violation of any of such applicable laws and regulations.

         13.3 Required Consents. Licensee shall obtain any and all licenses, permits, approvals or authorizations ("Required Consents") required by any governmental entity or agency having jurisdiction over the transactions contemplated by this Agreement. OMRF shall cooperate with, and provide reasonable assistance to, Licensee in obtaining the Required Consents; provided, however, that Licensee shall reimburse OMRF for all of OMRF's out-of-pocket expenses incurred in providing such assistance.

         13.4 Independent Contractor. Licensee's relationship to OMRF hereunder shall be that of a licensee only. Licensee shall not be the agent of OMRF and shall have no authority to act for or on behalf of OMRF in any matter. Persons retained by Licensee as employees or agents shall not by reason thereof be deemed to be employees or agents of OMRF.

         13.5 Patent Marking. Licensee agrees to mark the Licensed Products sold in the United States and, to the extent practical, identify all Licensed Services with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be to the extent practical marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

         13.6 Use of Names. None of the names of OMRF or any officers, trustees, directors or employees of either may be used by Licensee in any manner for announcing, advertising, promoting or marketing Licensed Products, Licensed Services, Licensed Processes or securities unless the written permission of OMRF, or the individual, as the case may be, is obtained in advance.

         13.7 Interpretation. The parties are equally responsible for the preparation of this Agreement, and in any judicial proceeding the terms hereof shall not be more strictly construed against one party than the other.

         13.8 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have bean executed in the State of Oklahoma, U.S.A. This Agreement shall not become effective or binding upon OMRF until signed on its behalf by its President.

         13.9 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Oklahoma and the United States of America. Only courts in the State of Oklahoma, U.S.A., shall have jurisdiction to hear and decide any controversy or claim between the parties arises under or relating to this Agreement. Licensee hereby irrevocably
(a) consents to the jurisdiction and venue of the courts of the State of Oklahoma, U.S.A., including federal courts located therein, in any action arising under or relating to this Agreement and (b) waives any and all jurisdictional defenses Licensee may have to the institution of any such action in any such court. Licensee hereby agrees conclusively that by entering into this Agreement it is transacting business within the State of Oklahoma, U.S.A., for the purpose of subjecting itself to the jurisdiction of such courts and irrevocably constitutes and appoints the Secretary of State of Oklahoma, U.S.A., its agent for service of process in any action commenced against Licensee under this Agreement, and Licensee agrees that service on such agent shall constitute service on Licensee for all purposes. OMRF agrees to mail or otherwise deliver to Licensee on a contemporaneous basis a copy of any complaint filed by OMRF against Licensee which is served upon the Secretary of the State of Oklahoma. Notwithstanding the foregoing, the scope and validity of any patents hereunder shall be governed by the applicable laws of the country granting the patent insofar as scope and validity are in issue.

         13.10 Notices. All notices, statements and reports required or contemplated herein by one party to the other shall be in writing and shall be deemed to have been given upon delivery in person or upon the expiration of five
(5) days after deposit in a lawful mail depository in the country of residence of the party giving the notice, registered or certified airmail postage prepaid, and addressed as follows:

                  If to OMRF:       Attention: President
                                    Oklahoma Medical Research Foundation
                                    825 N. E. 13th Street
                                    Oklahoma City, Oklahoma 73104
                                    Facsimile: (405) 271-3980

                  With a copy to:   John S. Pratt
                                    Kilpatrick Stockton LLP
                                    1100 Peachtree Street
                                    Suite 2800
                                    Atlanta, Georgia 30309-4530
                                    Facsimile: (404) 815-6555

                  If to Licensee:   Attention: President
                                    Bridge Therapeutic Products Inc.
                                    42 Main Street
                                    Suite 178
                                    Monsey, New York 10952
                                    Facsimile: (212) 787-5551

         Either party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above. Any notice herein required or permitted to be given may be given, in addition to the manner set forth above, by telex, facsimile or cable, provided that the party giving such notice obtains acknowledgment by telex, facsimile or cable that such notice has been received by the party to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgment has been transmitted.

         13.11 Assignments and Inurement. Licensee shall not grant, transfer, convey, sublicense or otherwise assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of OMRF except as explicitly permitted in this Agreement, and any attempt to do so shall be of no effect; however, this Agreement shall be assignable by OMRF. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

         13.12 Entire Agreement. This Agreement constitutes the entire agreement between OMRF and Licensee with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

         13.13 Headings. The section and paragraph headings are for convenience only and are not a part of this Agreement.

         13.14 Severebiliry. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                  OMRF:
                                  OKLAHOMA MEDICAL RESEARCH FOUNDATION


                                  By:      /s/ William G. Thurman, M.D.
                                           ------------------------------------
                                           Dr. William G. Thurman
                                           President Emeritus


                                  Licensee:

                                  BRIDGE THERAPEUTIC PRODUCTS INC.

                                  By:      /s/ Steven H. Rouhandeh
                                           ------------------------------------
                                           Steven H. Rouhandeh
                                           President and CEO

                                ----------------
                                BIOENVISION INC.
                                ----------------


                           License Agreement Amendment
                                   Term Sheet
                               February 21, 2002


Type of Transaction           Amendment to license agreement dated January l,
                              1998 between Oklahoma Medical Research Foundation
                              ("OMRF") and Bridge Blood Technologies, LLC
                              ("Bridge Blood") and consent to transfer of agreement to Bioenvision, Inc. ("Bioenvision").

Debt In exchange for canceling the note and its accrued interest owed to OMRF by Bridge Blood, OMRF will receive $75,000.

Preferred Stock               In exchange for canceling the convertible
                              preferred stock of Bridge Blood held by OMRF, OMRF will receive 200,000 shares of Bioenvision common stock and warrants to purchase 200,000 shares of Bioenvision common stock at the closing price on the date this amendment is executed.

Scope of License              OMRF agrees to include the therapeutic rights to
                              methylene blue in addition to the rights granted under the current agreement.

Registration Rights           Bioenvision will register all shares associated
                              with this licensing agreement (piggy-back registration rights) in conjunction with its next registration statement.




Oklahoma Medical Research Foundation       Bioenvision, Inc.



By:                                        By:
   --------------------------                 --------------------------
Name:  Larry Kennedy                          Name:  Christopher Wood
Title: Director of Licensing                  Title: President & CEO





                        1 ROCKEFELLER PLAZA, SUITE 1600
                               NEW YORK, NY 10020

                      Amendment No. 1 to License Agreement

         Reference is made to the License Agreement (the "License Agreement") made and entered into on the 1st day of January, 1998, by and between the OKLAHOMA MEDICAL RESEARCH FOUNDATION, an Oklahoma non profit corporation ("OMRF"), 1825 N.E. 13th Street, Oklahoma City, Oklahoma 73104, and BRIDGE THERAPEUTIC PRODUCTS, INC., a corporation duly incorporated under the laws of New York ("BRIDGE"), and maintaining offices at 42 Main Street, Suite 178, Monsey, New York 10952.

         1. Definitions   All defined terms not otherwise defined herein are
defined as set forth in, or by reference in, the License Agreement.

         2. Scope of License   OMRF hereby agrees that Section 1.14 of the
License Agreement is hereby amended to read as follows: "Field of Use" means in vitro or in vivo inactivation of viruses in biological fluids." By way of clarification only, this shall mean that in vivo activities are no longer excluded from the Field of Use. Accordingly, Section 2.8 of the License Agreement is hereby deleted.

         3. Due Diligence   In view of the fact that the business plan is now
being implemented, the January 1, 1999 target date in Section 3.1(a) of the License Agreement is hereby amended to [January 1, 2003], and the various business plan and reporting obligations pursuant to the License Agreement are hereby amended to commence from the date of this Amendment No. 1 provided, that Licensee shall be required promptly to furnish reports contemplated by the License Agreement with respect to any sales through the date of this Amendment No. 1 which have not previously been furnished to OMRF.

         4. Debt   OMRF agrees that the obligation to pay principal and interest pursuant to Section 4.1(A)(a)(ii) of the License Agreement, and any note evidencing that obligation, shall be cancelled upon the payment to OMRF of $75,000 in cash.

         5. Annual Royalty Payment   In view of the fact that the business plan
is now being implemented, Section 4.1(A)(c) is amended to provide that the Annual Minimum royalty will be effective commencing in the third calendar year following the year during which this Amendment No. 1 becomes effective.

         6. Preferred Stock

                  a. Cancellation of Preferred Stock; Issuance of Common Stock
         and Warrants   OMRF agrees that its rights with respect to convertible
         redeemable preferred stock pursuant to Section 4.1(B) of the License Agreement shall be cancelled upon receipt by OMRF of certificates evidencing 200,000 shares of common stock, par value $0.001 per share (the "Common Stock"), of Bioenvision, Inc. ("BIOENVISION"), and a
            -year warrant (the "Warrant") to purchase 200,000 shares of Common Stock at the closing price of the Common Stock on the date on which this Amendment No. 1 becomes effective. OMRF acknowledges and agrees that such certificates shall be issued in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") and will bear an appropriate restrictive legend. OMRF agrees to furnish customary representations and warranties regarding its status as an investor entitled to receive securities without compliance with registration.

                  b. Registration Rights   The parties agree that OMRF will have
         the rights to piggy-back registration of the 200,000 shares of Common Stock [and the shares of Common Stock underlying the Warrant] on the next registration statement filed by Bioenvision, Inc. with the Securities and Exchange Commission, subject to OMRF furnishing representations, warranties and agreements customarily required of a selling stockholder in such a registration, and other customary terms and conditions.

         7. Consent to Transfer of License   In order to facilitate the
implementation of the business plan, BRIDGE, has indirectly assigned all of its rights under the License Agreement to Pathagon, Inc., a wholly-owned subsidiary of BIOENVISION. OMRF hereby consents to the assignment to Pathagon, Inc. ("PATHAGON") and agrees that PATHAGON shall be deemed to be the LICENSEE for all purposes of the License Agreement. OMRF acknowledges and agrees that BIOENVISION may desire to have the License Agreement assigned by PATHAGON to BIOENVISION directly in order facilitate implementation of the business plan and, in that case, OMRF consents to such an assignment to BIOENVISION should BIOENVISION require it, and Section 13.11 of the License Agreement is amended accordingly.

         8. Notices   All notices to Licensee shall be delivered to the
following address:

[INSERT ADDRESS]

         with a copy to:

         Andrew J. Cosentino, Esq.
         Piper Marbury Rudnick & Wolfe, LLP
         1251 Avenue of the Americas
         New York, New York 10020-1104
         Facsimile No. (212) 884-8588

         9. Closing; Effectiveness   As promptly as practicable after the
parties have signed and delivered this Amendment No. 1 to each other, the applicable parties shall deliver the certificates and make the payments required by Paragraph 4 and 6(a) of this Amendment No. 1. This Amendment No. 1 shall be deemed to be effective upon the completion of those deliveries and payments.

         10. Headings   The headings in this Amendment No. 1 are for convenience
only and are not a part of this Agreement.

           11. License Agreement in Effect   The parties acknowledge and agree
that the License Agreement is in full force and effect as amended hereby. The provisions of Article 13 of the License Agreement are specifically incorporated herein by reference.

         IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed by their duly authorized representatives as of the ____ day of April, 2002.


                                           OMRF:

                                           OKLAHOMA MEDICAL RESEARCH FOUNDATION


                                  By:
                                           ------------------------------------
                                           Name:
                                           Title:



                                           LICENSEE:

                                           BIOENVISION, INC.


                                  By:
                                           ------------------------------------
                                           Name:
                                           Title:





                                       3